EXHIBIT 99.1

September 1, 2009

Dear Cadence Shareholder:

For the past several months, our company has been exploring the possibility of a capital offering.  For this reason, our ability to communicate with you has been limited.  I want to report to you now on our activities and our financial condition.

As you know, Cadence reported a loss in the last two quarters due to higher than normal provisions for loan losses and the write-off of 100% of our goodwill.  Since the economy began to weaken early last year, we have been extremely aggressive in accounting for potential loan problems by significantly increasing our reserves.  A leading investment firm recently highlighted Cadence near the top of its list of banks that had taken decisive measures to build reserves and recognize losses during the weak economy.  Additionally, we have streamlined our lending policies, implemented more stringent credit reviews, and reduced our lending to higher risk real estate developments.  We also suspended our cash dividend in May to preserve our capital.  We believe these are prudent steps to take during this special time.  I can assure you that they have only been taken after extensive consideration and discussion by your Board of Directors.  As a result, we expect our results for the second half of this year to be better than reported during the first half of 2009.  Cadence is in no danger of failing, and our customers continue to enjoy the full measure of FDIC insurance at the maximum levels.

Last quarter we took steps to raise additional capital by filing our S-1 statement with the Securities and Exchange Commission (SEC).  Since the filings with the SEC, we have decided to suspend our planned stock offering until such a time as we can raise capital on more favorable terms than those possible in today’s economic environment.  Our strong liquidity provides us the flexibility to wait until market conditions have improved to consider additional capital.

On Monday, August 31, 2009, we closed the sale of Galloway Chandler McKinney Insurance (GCM), a subsidiary of Cadence Bank, back to several of its former owners and associates.  GCM is an excellent company and the leading agent for general insurance products in this area of Mississippi.  The sale of GCM will allow Cadence to focus exclusively on its core business.  Our association with GCM and its people has been a valuable one and will continue to be in the years ahead.

Our near-term goal is to improve our credit quality and protect our capital until we see signs of the economy stabilizing in our markets.  We have a seasoned Board and management team to guide us through this challenging economic period, and our outlook for the second half is more positive than earlier this year.  Your continued interest, support, and encouragement are greatly valued by every member of the Cadence team.  We’re committed to returning the company to profitability as soon as possible and will look forward to reporting our progress to you in succeeding quarters.

Sincerely yours,

L. F. Mallory, Jr.
Chairman and Chief Executive Officer

CADENCE BANK, N.A.	– PO BOX 1187	– Starkville, MS 39760	– T 662-324-4777	– F 662-324-4748	– www.cadencebanking.com